                                                                    EXHIBIT 99.1

                         [NABORS INDUSTRIES LETTERHEAD]

NEWS RELEASE

       NABORS POST $0.41 FOURTH QUARTER - RECORD YEAR AT $2.24 PER SHARE.

HOUSTON, TEXAS, JANUARY 24, 2002, NABORS INDUSTRIES, INC. (AMEX: NBR) today announced its financial results for the fourth quarter and full year 2001. Income derived from operating activities(1) was $85.3 million and $535.7 million for the quarter and full year 2001. This compares to $84.1 million and $217.4 million for the fourth quarter and full year 2000. Net income was $62.1 million or $0.41 per diluted share for the quarter and $357.5 million or $2.24 per diluted share for the full year, which compares to $54.9 million or $0.35 per diluted share and $137.4 million or $0.90 per diluted share for the respective prior year periods. Revenues and other income were $444.0 million for the quarter and $2.2 billion for the full year versus $434.5 million and $1.4 billion for the fourth quarter and full year 2000.

Other income expense for the quarter included a pre-tax loss of $5.6 million on the sale of certain marketable securities. Similarly, there was a $9.7 million gain, net of taxes ($0.06 per diluted share), on the Company's repurchase of a portion of its convertible notes that is required to be recorded as extraordinary income under US GAAP.

The current quarter's results also reflect both a lower effective tax rate and decreased depreciation rate. The lower tax rate emanates from a higher proportion of foreign income at lower tax rates and reduced income in the US, as well as a reduction in the Canadian corporate tax rate. The lower depreciation amounts to approximately $0.03 per diluted share and results from an extension of the useful lives of certain rigs and equipment to more accurately reflect their useful lives based upon Nabors' experience and general industry practices.

Gene Isenberg, Nabors Chairman and Chief Executive Officer commented, "I am relatively pleased with the quarter's results, considering the magnitude and rapidity of the activity declines in our US Lower 48 natural gas-directed markets. Otherwise, compared to the third quarter, our international unit realized a large increase in its results as contributions from a number of recent rig deployments, primarily in Algeria and Saudi Arabia, began to have an impact. Canada also improved significantly as the winter season commenced and incremental contribution was realized from the mid-November acquisition of Command Drilling Corporation.

"Our US Lower 48 land drilling operations accounted for the majority of the contraction in our consolidated income. Our US well servicing business experienced a much more modest but still significant reduction as a result of fewer natural gas stimulation support projects and fewer drilling completion jobs, coupled with the normal fourth quarter reduction in available hours due to holidays and less daylight. In our marine transportation business, the functionality of our Super 200 dynamically-positioned, deepwater support vessels is reflected in their continuing full utilization and firm pricing, partially offset by weak utilization in the older, standard configuration, platform supply vessels. Our remaining businesses were flat to down slightly compared to third quarter.


-------------
(1) "Income derived from operating activities" has historically been referred to as "operating income" by us. It is computed by subtracting: direct costs, general and administrative expenses and depreciation and amortization from operating revenues, then adding earnings from unconsolidated affiliates.

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

"The near-term outlook is quite positive for our international, Alaskan and Canadian units. Internationally, the first quarter of 2002 will reflect a full quarter of contribution from the two recently acquired jackups that commenced long-term contracts for Saudi Aramco and two additional long-term land rig contracts in Yemen. Further enhancing the outlook internationally are two recent awards for deep land rigs from Saudi Aramco, which should commence operations in the second quarter, and multiple prospects for a third jackup that we have committed to acquire. Bidding activity internationally remains healthy. Alaska should realize a significant increase in the first quarter with a busy exploration season leading to higher results in both drilling and construction. The balance of the year is likely to remain good, but not as robust as previously anticipated, with some work within existing fields being curtailed. In Canada, we expect a record first quarter and improved full year results as a result of the Command Drilling acquisition and a relatively good deeper rig market despite overall lower industry utilization and a less certain outlook after the spring thaw.

"The strength in these businesses is increasingly mitigating the declining contribution of our US Lower 48 land drilling operation, where we expect to see real signs of improvement sometime in the second half. Longer-term, I remain very positive on the outlook for all of our markets and our increasing ability to achieve superior returns on capital and long-term earnings growth. Meanwhile, we continue to improve our cost structure and competitive position through various means as we await the inevitable upturn.

"Late in the fourth quarter, we repurchased approximately $157 million book value of our convertible notes at a substantial discount to our carrying value. This repurchase also reduced the diluted share count by another two million shares, which is only partially reflected in this quarter's diluted count. When combined with previous share repurchases in 2001 this brings the total reduction in diluted shares to approximately 8.3 million year to date.

"We recently announced a proposal to reorganize as a Bermuda entity, subject to shareholder approval and certain other conditions. This plan of reorganization should allow Nabors to compete more effectively worldwide because it should result in greater operational flexibility, greater access to international capital markets and increased competitiveness regarding international acquisition opportunities while improving our cash management and global tax position."

The Nabors companies own and operate over 500 land drilling and 740 land workover and well-servicing rigs worldwide. Offshore, Nabors operates 44 platform, 15 jack-ups, and three barge rigs in the domestic and international markets. Nabors also operates 30 marine transportation and support vessels in the Gulf of Mexico. In addition, Nabors manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics and facilities maintenance, and project management services. Nabors participates in most of the significant oil, gas and geothermal markets in the world.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors' actual results may differ materially from those indicated or implied by such forward-looking statements.

================================================================================
Nabors Industries, Inc. stock is listed on the American Stock Exchange (NBR). For further information, please contact Dennis A. Smith, Director of Corporate Development at (281) 775-8038. To request Investor Materials, call Angela Ridgell at (281) 775-8063.

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                    NABORS INDUSTRIES, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
         THREE MONTHS AND TWELVE MONTHS ENDED DECEMBER 31, 2001 AND 2000

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                         (UNAUDITED)
                                                -------------------------------------------------------------
                                                      THREE MONTHS ENDED             TWELVE MONTHS ENDED
                                                         DECEMBER 31,                    DECEMBER 31,
                                                ----------------------------     ----------------------------

                                                    2001            2000             2001            2000
                                                ------------    ------------     ------------    ------------
Revenues and other income (expense):
   Operating revenues                           $    428,851    $    412,209     $  2,121,157    $  1,327,124
   Earnings from unconsolidated affiliates             8,185           7,214           36,887          37,490
   Interest income                                    11,401           8,835           53,973          20,581
   Other income (expense), net                        (4,404)          6,253           13,320          24,121
                                                ------------    ------------     ------------    ------------
     Total revenues and other income                 444,033         434,511        2,225,337       1,409,316
                                                ------------    ------------     ------------    ------------

Costs and other deductions:
   Direct costs                                      276,370         267,562        1,296,941         888,322
   General and administrative expenses                34,348          27,788          135,496         106,504
   Depreciation and amortization (1)                  41,007          39,983          189,896         152,413
   Interest expense                                   18,350           9,208           60,722          35,370
                                                ------------    ------------     ------------    ------------
     Total costs and other deductions                370,075         344,541        1,683,055       1,182,609
                                                ------------    ------------     ------------    ------------

Income before income taxes and
  extraordinary gain                                  73,958          89,970          542,282         226,707
                                                ------------    ------------     ------------    ------------

Income taxes:
   Current                                            29,892           7,104           83,718          19,594
   Deferred                                           (8,332)         27,986          110,772          71,639
                                                ------------    ------------     ------------    ------------
     Total income taxes                               21,560          35,090          194,490          91,233
                                                ------------    ------------     ------------    ------------

Income before extraordinary gain                      52,398          54,880          347,792         135,474
Extraordinary gain, net (2)                            9,658              32            9,658           1,882
                                                ------------    ------------     ------------    ------------
Net income                                      $     62,056    $     54,912     $    357,450    $    137,356
                                                ============    ============     ============    ============

Earnings per share:
   Basic :
     Before extraordinary gain                         $ .37            $.37            $2.41            $.94
     Extraordinary gain, net                            0.07              --             0.07             .01
                                                ------------    ------------     ------------    ------------
     Net income                                        $ .44            $.37            $2.48            $.95
                                                ------------    ------------     ------------    ------------

   Diluted (3):
     Before extraordinary gain                         $ .35            $.35            $2.18            $.89
     Extraordinary gain, net                            0.06              --             0.06             .01
                                                ------------    ------------     ------------    ------------
     Net income                                        $ .41            $.35            $2.24            $.90
                                                ------------    ------------     ------------    ------------

Weighted average number of shares
  outstanding:
     Basic                                           140,874         146,399          144,430         144,344
                                                ------------    ------------     ------------    ------------
     Diluted                                         164,206         163,394          168,790         152,417
                                                ------------    ------------     ------------    ------------

                                                ------------    ------------     ------------    ------------
Income derived from operating
  activities (4)                                $     85,311    $     84,090     $    535,711    $    217,375
                                                ============    ============     ============    ============

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(1) Effective October 1, 2001 we changed the estimated depreciable lives of our operating rigs and other rig equipment to better reflect the useful lives of these assets. The effect of this change in accounting estimate increased net income by $.03 per diluted share for the three months and twelve months ended December 31, 2001.

(2) "Extraordinary gain, net" for the three months and twelve months ended December 31, 2001 represents a $15.3 million pre-tax gain ($.06 per diluted share, net of income taxes of $5.6 million) resulting from the repurchase of $156.8 million of our zero coupon convertible senior debentures for less than the amount recorded on our books. For the twelve months ended December 31, 2000 the extraordinary gain, net represents a $3.0 million pre-tax gain ($.01 per diluted share, net of income taxes of $1.2 million) resulting from the repurchase of $107.8 million of our 8.625% senior subordinated notes for less than the amount recorded on our books.

(3) Diluted earnings per share for the three months and twelve months ended December 31, 2001 reflects the assumed conversion of our $825 million and $1.381 billion zero coupon convertible senior debentures, as the conversion in the periods would have been dilutive. As a result of the assumed conversion, to calculate diluted earnings per share for the three months and twelve months ended December 31, 2001, net income is adjusted to add back interest expense relating to the debentures totaling $5.39 million and $20.06 million, respectively, on an after-tax basis. This adjusted net income is then divided by the sum of: (1) the weighted average number of shares of common stock outstanding used for the basic computation, (2) the net effect of dilutive stock options and warrants, and (3) for the three months and twelve months ended December 31, 2001, 18.6 million and 17.7 million shares of common stock, respectively, assumed to be issued upon conversion of the debentures.

      Diluted earnings per share for the three months ended December 31, 2000 equals net income plus $2.0 million of after tax interest expense incurred on the $825 million, zero coupon convertible senior debentures, issued in June 2000, divided by the weighted average common shares outstanding, after giving effect to dilutive stock options and warrants, as well as 8.9 million shares assumed to be issued on conversion of the notes. The notes were not assumed to be converted for the twelve months ended December 31, 2000 as the effect on earnings per share would have been anti-dilutive.

(4) "Income derived from operating activities" has historically been referred to as "operating income" by us. It is computed by subtracting: direct costs, general and administrative expenses, and depreciation and amortization from operating revenues, then adding earnings from unconsolidated affiliates.

                                       7
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                      CONDENSED CONSOLIDATED BALANCE SHEETS
                        AS OF DECEMBER 31, 2001 AND 2000

                          (IN THOUSANDS, EXCEPT RATIOS)

                                                                               (UNAUDITED)
                                                                 ---------------------------------------
                                                                   DECEMBER 31,           DECEMBER 31,
                                                                       2001                   2000
                                                                 ----------------       ----------------
    ASSETS
    Cash and marketable securities                               $        541,612       $        336,251
    Accounts receivable, net                                              361,086                350,302
    Other current assets                                                  128,248                117,063
                                                                 ----------------       ----------------
       Total current assets                                             1,030,946                803,616
    Property, plant and equipment, net                                  2,433,247              1,821,392
    Long-term marketable securities                                       377,025                214,702
    Goodwill, net                                                         199,048                192,181
    Other long-term assets                                                108,529                104,977
                                                                 ----------------       ----------------
       Total assets                                              $      4,148,795       $      3,136,868
                                                                 ================       ================

    LIABILITIES AND STOCKHOLDERS' EQUITY
    Current portion of long-term obligations                     $          2,510       $          3,554
    Other current liabilities                                             320,020                275,625
                                                                 ----------------       ----------------
       Total current liabilities                                          322,530                279,179
    Long-term obligations                                               1,567,616                854,777
    Other long-term liabilities                                           403,903                196,444
                                                                 ----------------       ----------------
       Total liabilities                                                2,294,049              1,330,400
    Stockholders' equity                                                1,854,746              1,806,468
                                                                 ----------------       ----------------
       Total liabilities and stockholders' equity                $      4,148,795       $      3,136,868
                                                                 ================       ================

    Total cash and marketable securities                         $        918,637       $        550,953

    Working capital                                              $        708,416       $        524,437
    Funded debt to capital ratio:
       - Gross                                                             0.46:1                 0.32:1
       - Net of cash and marketable securities                             0.26:1                 0.15:1

                                       8